EXHIBIT 23.3


                             RICHARD M. PRINZI, JR.
                           CERTIFIED PUBLIC ACCOUNTANT
                                  8403 7th Ave
                               Brooklyn, NY 11228
                               Phone 718-748-2300
                                Fax 718-748-7395


Silva  Bay  International,  Inc.                         July  28,  2003
ATT:  Dyron  Watford
1025  Greenwood  Blvd
Lake  Mary,  FLA  32746

Re:  Spectrum  Sciences  &  Software  Holdings  Corp.'s  Form  10-SB.

Dear  Mr.  Watford:

Please accept this letter as confirmation that I agree with the statement included as paragraph II item 3 (see below) as it relates to Silva Bay International.


PART  II  -  ITEM  3.  CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS

The auditor for the Company prior to the April 2, 2003 acquisition of Spectrum Sciences & Software, Inc. was Richard M. Prinzi, Jr., CPA. The auditor of the acquired company, Spectrum Sciences & Software, Inc., is Tedder, James, Worden & Associates, P.A. Going forward after the merger of April 3, 2003, the Company's auditor will be Tedder, James, Worden & Associates, P.A.
The prior auditor Richard M. Prinzi, Jr. CPA was dismissed. The prior auditor Richard M. Prinzi, Jr. CPA 's report did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principals. There were no disagreements with the prior auditor Richard M. Prinzi, Jr. The decision to change accountants was approved be the board of directors.




                                             Sincerely  Yours:


                                             /s/ Richard  Prinzi.  Jr.  CPA


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